UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 21, 2007
Date of Report (Date of earliest event reported)

WORLDSTAR ENERGY, CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-27229	88-0409163
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65-468 Seymour Street Vancouver, BC, Canada	V6C 3A6
(Address of principal executive offices)	(Zip Code)

604.434.5256
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 4 - MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

Item 4.01 Changes in Registrant's Certifying Accountant

Worldstar Energy, Corp. (the "Company") has engaged Pannell Kerr Forster as its principal independent accountant effective February 23, 2007. In connection with this appointment, Telford Sadovnick PLLC ("TS"), have resigned as the Company's principal independent registered public accounting firm effective February 21, 2007. The decision to change its principal independent registered public accounting firm has been approved by the Company's board of directors.

TS were appointed as principal independent accountant of the Company on May 9, 2006. The report of TS dated May 16, 2006 on the consolidated balance sheets of the Company as of December 31, 2005, and the related statements of operations, stockholders' deficiency and cash flows for the year then ended and for the period from inception of the development stage on January 1, 2004 to December 31, 2005, did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles, other than to state that there is substantial doubt as to the ability of the Company to continue as a going concern.

In connection with the audit of the period from inception of the development stage on January 1, 2004 to December 31, 2005 through to the date of their resignation, there were no disagreements between the Company and TS on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of TS would have caused them to make reference thereto in their report on the Company's audited consolidated financial statements.

The Company has provided TS with a copy of the foregoing disclosures and has requested in writing that TS furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. The Company has received the requested letter from TS wherein they have confirmed their agreement to the Company's disclosures. A copy of TS's letter has been filed as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits

Exhibits.

Exhibit	Description
16.1	Letter from TS, dated March 26, 2007(1)

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2007

WORLDSTAR ENERGY, CORP.

By: /s/ Michael Kinley
Michael Kinley, Chief Financial Officer